                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                           YEAR ENDED
                                                              ------------------------------------
                                                              JUNE 29,      JUNE 30,       JULY 2,
                                                                2001          2000          1999
                                                              --------      ---------      -------
                                                              (MILLIONS OF DOLLARS, EXCEPT RATIOS)
EARNINGS:
Net Income................................................     $ 21.4         $25.0        $ 49.9
Plus: Income Taxes........................................       51.0          13.5          28.1
      Fixed Charges.......................................       41.8          32.4          17.2
      Amortization of Capitalized Interest................         --            --           0.1
Less: Interest Capitalized During the Period..............         --            --          (0.1)
Undistributed earnings in equity investments..............        8.0          12.0          (3.2)
                                                               ======         =====        ======
                                                               $122.2         $82.9        $ 92.0
                                                               ======         =====        ======
FIXED CHARGES:
Interest Expense..........................................     $ 34.8         $25.2        $  9.8
Plus: Capitalized Interest................................         --            --           0.1
     Portion of Rents Deemed Representative of the
Interest
       Factor.............................................        7.0           7.2           7.3
                                                               ------         -----        ------
                                                               $ 41.8         $32.4        $ 17.2
                                                               ======         =====        ======
RATIO OF EARNINGS TO FIXED CHARGES........................       2.92          2.56          5.35
                                                               ======         =====        ======
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